UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 14, 2012
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2012, the outstanding balance of the loan under the April 2, 2012 Credit Agreement among Regions Bank as lender and Raymond James Investments, LLC, RJ Securities, Inc., RJC Forensics, LLC, RJC Event Photos, LLC and Morgan Properties, LLC was repaid. On that same date, RJ Securities, Inc. (the "Borrower") entered into a new Revolving Credit Agreement (the "New Credit Agreement") with Regions Bank (the "Lender").
The New Credit Agreement provides for a revolving line of credit not to exceed $100 million to be made available by the Lender to the Borrower and is subject to a guarantee in favor of the Lender provided by Raymond James Financial, Inc. (the "Company"). The proceeds from the borrowings under the line will be disbursed by the Borrower to the Company for working capital and general corporate purposes. The obligations under the New Credit Agreement are secured by, subject to certain exceptions, all of the Borrower's personal property, including all present and future auction rate securities owned by the Borrower (the “Pledged Auction Rate Securities”). The amount of any borrowing under the New Credit Agreement cannot exceed 70% of the value of the Pledged Auction Rate Securities. As a result of recent redemptions of the Pledged Auction Rate Securities the maximum amount available under the New Credit Agreement was $97.7 million as of November 14, 2012. The New Credit Agreement expires on April 2, 2015.
The loan will bear interest at a monthly variable rate equal to LIBOR plus 2.75%. The LIBOR rate will be determined by reference to the British Bankers' Association Interest Settlement Rate for a one-month interest period. However, if the Lender determines that adequate and reasonable means do not exist for ascertaining the LIBOR rate for an interest period or that the LIBOR rate for such interest period will not adequately and fairly reflect the cost to the Lender of making or maintaining the loan for such interest period, the loan will bear interest at the rate of interest per annum publicly announced from time to time by Regions Bank as its prime rate, plus 1.00%. In the case of a payment default, the applicable interest rate will be increased by 2.00% per annum.
The Borrowers will have the right, without penalty or premium except for certain break funding payments, at any time and from time to time, to prepay the loan in whole or in part, provided that the Borrower must maintain an outstanding principal loan balance of at least $5 million. Moreover, if the outstanding principal balance of the loan as of a valuation date equals more than 70% of the value of the Pledged Auction Rate Securities (the “Collateral Value”), the Borrowers must prepay sufficient principal on the loan, such that the outstanding principal balance of the loan is equal to no more than 70% of the Collateral Value.
The New Credit Agreement contains specified representations and warranties and covenants, including, but not limited to and subject to certain exceptions, covenants that restrict the ability of the Borrower to create or incur liens or debt, make investments, sell assets and engage in mergers or consolidations. The guaranty provided by the Company contains representations, warranties, and covenants, including covenants related to maintaining an investment grade rating and a minimum tangible net worth.
The New Credit Agreement includes specified events of default, including, but not limited to, events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default, bankruptcy and insolvency events, judgments, certain regulatory actions or notices and a change of control.
If an event of default under the New Credit Agreement occurs and is continuing, the principal amount outstanding, and all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.
The foregoing description of the New Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the New Credit Agreement, which is filed as Exhibit 10.23 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following is filed as an exhibit to this report:

Exhibit No.

10.23 - Revolving Credit Agreement, dated as of November 14, 2012, by Regions Bank and RJ Securities, Inc., filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: November 16, 2012	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance,
Chief Financial Officer and Treasurer